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                                                                     Exhibit 5.1
                                                                     -----------


January 24, 2000

Board of Directors
NTELOS Inc.
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980

                       Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for NTELOS Inc. (the "Company") in connection with the registration of $21,400,000 aggregate principal amount of 13% Senior Notes due August 15, 2010 (the "Notes"). The Notes are governed by an Indenture between the Company and The Bank of New York, as trustee, dated July 26, 2000. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Notes have been duly authorized and constitute validly issued and binding obligations of the Company.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

                                    Very truly yours,


                                    Hunton & Williams